Exhibit (a)(1)(ii)

Supplement dated August 1, 2013, to

the Offer to Purchase dated July 25, 2013

ANGLOGOLD ASHANTI HOLDINGS PLC

OFFER TO PURCHASE FOR CASH ANY AND ALL OF THE OUTSTANDING
3.50% GUARANTEED CONVERTIBLE BONDS DUE 2014 OF
ANGLOGOLD ASHANTI HOLDINGS FINANCE PLC
(CUSIP/ISIN Numbers 03512QAA5 / US03512QAA58 (144A) and G03791AA1 / XS0430548056 (REG S))

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 21, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). SECURITIES TENDERED MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

This Supplement (this “Supplement”) amends, modifies and supersedes certain information included in the offer to purchase, dated July 25, 2013 (the “Original Offer to Purchase” and together with this Supplement, the “Offer to Purchase”) relating to an offer (the “Offer”) to purchase by AngloGold Ashanti Holdings plc (the “Company”) any and all of the 3.50% Guaranteed Convertible Bonds due 2014 (the “Bonds”) of AngloGold Ashanti Holdings Finance plc (the “Issuer”).

Pursuant to the Original Offer to Purchase, the tender offer was conditioned upon, among the other conditions set forth therein, the completion of one or more financing transactions that result in net proceeds to the Company in an amount that was no less than the amount required to purchase all of the Bonds tendered (the “Financing Condition”). On July 30, 2013, the Company satisfied the Financing Condition by issuing $1,250,000,000 in aggregate principal amount of the Company’s 8.500% notes due 2020 (the “Notes”), guaranteed by AngloGold Ashanti Limited, for estimated net proceeds of approximately $1,234 million after deducting the underwriting discount and the Company’s offering expenses. The Notes will mature on July 30, 2020, and bear interest at a rate of 8.500% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2014. The Notes will rank equally with the Company’s senior, unsecured debt obligations and the guarantee will rank equally with all other senior, unsecured debt obligations of AngloGold Ashanti Limited.

As a result of the Company’s issuance of Notes, the Financing Condition has been satisfied and the tender offer is no longer conditioned upon satisfaction thereof. The Original Offer to Purchase is hereby generally amended to remove any reference to the Financing Condition as a condition to the Company’s obligation to pay for the Bonds validly tendered and not validly withdrawn.

In addition, the information set forth under “INCORPORATION OF DOCUMENTS BY REFERENCE” of the Original Offer to Purchase is hereby amended and restated in its entirety to read as follows:

“Incorporation of Documents by Reference. The following documents filed by AngloGold Ashanti or by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:

•                        the sections titled “Risk Factors,”  “Recent Developments” and “Strategy” in the Prospectus Supplement filed with the SEC by the Company on July 26, 2013; and

•                        any filings made by AngloGold Ashanti with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as well as any Form 6-K furnished to the SEC, but only to the extent such Form 6-K expressly states that it is (i) filed (and not furnished) with the SEC and (ii) incorporated by reference into this Offer to Purchase, on or after the date of this Offer to Purchase and before the Expiration Time.

Any statement contained in a document incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequent filing under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any filing or portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where You Can Find More Information” or by contacting us at AngloGold Ashanti North America Inc., 6300 South Syracuse Way, Suite 500, Centennial, CO 80111, (303) 889-0753, Attention: Wayne Chancellor (email: WChancellor@AngloGoldAshantiNA.com).  We will provide copies of the documents incorporated by reference, without charge, upon written or oral request.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer.  The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.”

The information set forth under “Summary Terms of the Offer—Is the Offer subject to any minimum tender or other conditions?” and “—How will the Company pay for the Bonds?” on pages 4 and 6, respectively, of the Original Offer to Purchase is amended by inserting the following sentences at the end thereof:

“On July 30, 2013, the Company satisfied the Financing Condition by issuing $1,250,000,000 in aggregate principal amount of the Company’s 8.500% notes due 2020, guaranteed by AngloGold Ashanti Limited, for estimated net proceeds of approximately $1,234 million after deducting the underwriting discount and the Company’s offering expenses.  Accordingly, the Financing Condition has been satisfied and the Offer is no longer conditioned upon satisfaction thereof.”

The information set forth under “The Offer—Conditions of the Offer” on pages 18-20 of the Original Offer to Purchase is amended by inserting the following sentences at the end thereof:

“On July 30, 2013, the Company satisfied the Financing Condition by issuing $1,250,000,000 in aggregate principal amount of the Company’s 8.500% notes due 2020, guaranteed by AngloGold Ashanti Limited, for estimated net proceeds of approximately $1,234 million after deducting the underwriting discount and the Company’s offering expenses.  Accordingly, the Financing Condition has been satisfied and the Offer is no longer conditioned upon satisfaction thereof.”

This Supplement should be read in conjunction with the Original Offer to Purchase. Except for the changes described herein, all other terms of the Original Offer to Purchase remain the same.

NEITHER THE OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Offer are:

Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Goldman, Sachs & Co.
390 Greenwich Street, 1st Floor New York, New York 10013 United States of America Attention: Liability Management Group	60 Wall Street New York, New York 10005 United States of America Attention: Liability Management Group	200 West Street New York, New York 10282 United States of America Attention: Liability Management Group

Toll Free (US): +1-800-558-3745	Toll-free (US): +1-855-287-1922	Toll Free (US): +1-800-828-3182
Collect (US): +1-212-723-6106	Collect (US): +1-212-250-7527	Collect (US): +1-212-902-6941
Europe: +44-20-7986-8969	Telephone (Europe): +44-20-7545-8011	Europe: +44-20-7774-9862
Email (Europe): liabilitymanagement.europe@citi.com	Email (Europe): liability.management@db.com	Email (Europe): liabilitymanagement.eu@gs.com

Supplement dated August 1, 2013, to the Offer to Purchase dated July 25, 2013.